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                                                                       EXHIBIT 3

                               WMS INDUSTRIES INC.
                          3401 North California Avenue
                                Chicago, IL 60618

                                                March 5, 1998

Mr. Neil D. Nicastro
999 North Sheridan Road
Lake Forest, Illinois  60045

         Re:  Consulting Agreement

Dear Mr. Nicastro:

     Reference is made to a letter agreement between you and WMS Industries Inc. ("WMS") dated the date hereof pursuant to which your employment by WMS will be terminated effective on the distribution date for the spin-off of the Midway Games Inc. shares owned by WMS (the "Effective Date"). This letter sets forth our agreement pursuant to which WMS shall retain you and you shall serve as a consultant to WMS effective from and after the Effective Date.

     You agree to make yourself reasonably available at WMS' request during the term hereof, to render such services concerning WMS as the Board of Directors or the Chairman of the Board and Chief Executive Officer of WMS may reasonably request. In rendering such services, you will not be required to report on any periodic basis to WMS' offices or any other location and may render such services by telephone or written communication. WMS acknowledges that you have other activities, obligations and employments which command your time on a full-time basis and your services hereunder will be subject to such activities, obligations and employments. WMS will give you reasonable prior notice of the times your services will be needed and you will have a reasonable time after notice from WMS to render such requested services. It is not expected that you will be required to devote more than 5 hours a month to your consulting services hereunder.

     As compensation for your services hereunder, WMS will pay you $1,000 per month during your term as a consultant.

     The term of this letter agreement shall be 5 years, and shall be automatically renewable for successive one year terms unless either party shall give notice of termination not less than 6 months prior to the end of the then expiration date of this letter agreement.



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Mr. Neil D. Nicastro                    2                          March 5, 1998

     If the Effective Date does not occur by June 30, 1998, this letter agreement shall be of no force or affect.

     Please indicate your agreement to the foregoing by signing this letter in the place provided below.

                                              Very truly yours,

                                              WMS INDUSTRIES INC.

                                              By: /s/ Harold H. Bach, Jr.
                                                 -------------------------------
                                                 Harold H. Bach, Jr.
                                                 Vice President-Finance

Accepted And Agreed To:

/s/ Neil D. Nicastro
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Neil D. Nicastro

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